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                                  ATTACHMENT D

                              CONSENT OF KPMG LLP.


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                         Consent of Independent Auditors



The Board of Directors
WSFS Financial Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-56108, No. 333-26099, 333-33713 and No. 333-40032) on Form S-8 of WSFS
Financial Corporation of our report dated January 23, 2001, except as to Note 21 which is as of March 16, 2001, relating to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of WSFS Financial Corporation.



/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2001